EXHIBIT 23.1




	  The Board of Directors
	  Eckerd Corporation and Subsidiaries:

	  Re:	Registration Statement on Form S-3 (No. 33-50223)
	  	Registration Statement on Form S-8 (No. 33-49977) Registration Statement on Form S-3 (No. 33-10721) Registration Statement on Form S-8 (No. 33-50755)


	  We consent to the incorporation by reference in the above referenced registration statements of Eckerd Corporation and subsidiaries of our report dated March 18, 1994, relating to the consolidated balance sheets of Eckerd Corporation and subsidiaries as of January 29, 1994 and January 30, 1993, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows and related schedules for each of the years in the three-year period ended January 29, 1994, which report appears in the January 29, 1994 annual report on Form 10-K of Eckerd Corporation and subsidiaries.



	  Tampa, Florida
	  March 31, 1994